Exhibit 1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-65084) of NMS Communications Corporation of our report dated June 15, 2001 relating to the financial statements of NMS Communications Corporation (formerly Natural MicroSystems Corporation), which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 20, 2001